PRESS RELEASE

Company Contacts:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897 or 800.643.7148	512.928.7330

Press Contact:
Matthew Zintel
Zintel Public Relations
matthew.zintel@zintelpr.com
281.444.1590

FOR IMMEDIATE RELEASE

Crossroads Systems Reports Fiscal Fourth Quarter and Full Year 2013 Financial Results

AUSTIN, Texas – December 12, 2013 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data archive solutions, reported financial results for its fiscal fourth quarter and full year ended October 31, 2013.

Fiscal Q4 and Full Year 2013 Financial Results

Total revenue for fiscal Q4 2013 decreased 20% to $3.6 million from $4.4 million in the same quarter a year ago. The decrease was mainly due to decreases in our legacy OEM business.

Total revenue for the fiscal full year 2013 decreased 10% to $12.6 million from $14.0 million in the prior year. The decrease was due to a decrease in sales to one large customer of our Read Verify Appliance and decreases in our legacy OEM business. The decreases were partially offset by an increase in revenue from our StrongBox product.

Gross profit for fiscal Q4 2013 was $2.8 million or 80% of total revenue, compared to $3.1 million, or 70% of total revenue in the same quarter a year ago. Gross profit for fiscal year 2013 was $9.5 million or 75% of total revenue, compared to $11.1 million or 79% of total revenue in fiscal 2012. The period-to-period decreases in gross profit were mainly due to a decrease in total revenue. The year-over-year decrease in gross profit as a percentage of revenue was primarily due to lower margin service revenue from Iron Mountain.

Operating expenses for fiscal Q4 2013 totaled $4.9 million, compared to $5.7 million in the same period a year ago. Operating expenses for fiscal year 2013 totaled $22.1 million, compared to $21.5 million in the prior year. The year-over-year increase was primarily due to StrongBox product launch expenses and increases in professional fees associated with our preferred stock and Fortress financing activities and other securities law compliance matters. On October 24, 2013 we reduced our workforce by approximately 40%. Corresponding expense reductions will be reflected in future reporting periods.

Net loss available to common stockholders for fiscal Q4 2013 totaled $2.3 million or $(0.19) loss per share, compared to a net loss of $2.6 million or $(0.23) loss per share in the same quarter a year ago. Net loss available to common stockholders for fiscal year 2013 totaled $14.3 million or $(1.20) loss per share, compared to a net loss of $10.7 million or $(0.95) loss per share in fiscal 2012. Approximately $1.5 million of other income is attributable to the change in value of the derivative instrument issued in connection with our March 2013 preferred stock private placement. These derivative instruments will be marked to market each quarter and a change in the value of the derivative instruments may cause fluctuations in our loss per share from quarter to quarter.

At October 31, 2013, cash and cash equivalents totaled $7.8 million compared to $9.9 million in the previous quarter.

Management Commentary

Richard K. Coleman, Jr., President and CEO at Crossroads Systems, said, “During the fourth quarter, we saw continued growth and market acceptance for our StrongBox product. StrongBox revenue from unit sales and licenses was up 33 percent over the prior quarter, and total revenue was up 27 percent over the prior quarter. The positive momentum in product sales, along with our recent expense reductions, positions us to be cash flow positive from operations in fiscal year 2014.”

Conference Call Information

Crossroads will hold a conference call on Thursday, December 12, 2013 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss the financial results. President and CEO Richard K. Coleman, Jr. and CFO Jennifer Crane will host the call. A question and answer session will follow management's presentation.

Date: Thursday, December 12, 2013

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Dial-In Number: (877) 221-8809

International: (706) 679-8667

Conference ID # 14496553

To access the live or recorded webcast, visit:

http://us.meeting-stream.com/crossroadssystemsinc_121213

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. The conference call will also be available via the company's website in the Investor Relations Events & Presentations section. For more information and to view recent press releases, visit www.crossroads.com.

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data archive solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads has been awarded more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and expected future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, expected cost savings from the recent reduction of its workforce, our ability to retain our Nasdaq listing, and Crossroads’ ability to achieve or maintain profitability. The future performance of Crossroads Systems may be adversely affected by the following risks and uncertainties: uncertainties relating to product development and commercialization, uncertain market acceptance of Crossroads Systems products, including StrongBox, intense competition in the data protection and storage markets, variations in quarterly results and a consequence of unpredictable sales cycles and other factors, the ability to obtain, our ability to maintain, protect and/or monetize our patents and other proprietary intellectual property rights, technological change in the industry, future capital requirements, regulatory actions or delays and other factors that may cause actual results to be materially different from those described or anticipated by these forward-looking statements. For a more detailed discussion of these factors and risks, investors should review Crossroads Systems’ reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which can be accessed through the SEC’s website or by clicking “SEC Filings” on the company’s Investor Relations website at http://investors.crossroads.com. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems undertakes no duty to update this information to reflect future events, information or circumstances.

©2013 Crossroads Systems, Inc., Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	October 31,	October 31,
ASSETS	2012	2013

Current assets:
Cash and cash equivalents	$6,895	$7,795
Accounts receivable, net of allowance for doubtful
accounts of $102 and $94, respectively	2,847	2,301
Inventory	376	313
Prepaid expenses and other current assets	309	694
Total current assets	10,427	11,103

Property and equipment, net	1,521	1,031
Other assets	76	256
Total assets	$12,024	$12,390

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$1,260	$1,066
Accrued expenses	2,879	2,095
Deferred revenue	1,306	1,090
Current portion of long term debt, net	2,948	1,605
Total current liabilities	8,393	5,856

Long term debt, net	1,370	6,984
Long term derivative liability	-	772
Other long term liabilities	264	299

Convertible preferred stock, $0.001 par value, 25,000,000 shares authorized, 0 and 4,231,154 shares issued and outstanding, respectively, net	-	6,394

Stockholders' equity (deficit):
Common stock, $0.001 par value, 75,000,000 shares authorized, 11,679,860 and 11,949,937 shares issued and outstanding, respectively	12	12
Additional paid-in capital	204,582	208,702
Accumulated other comprehensive loss	(39)	(51)
Accumulated deficit	(202,558)	(216,578)
Total stockholders' equity (deficit)	1,997	(7,915)
Total liabilities and stockholders' equity (deficit)	$12,024	$12,390

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Data)

	Year Ended
	October 31,
	2012	2013
Revenue:
Product	$5,856	$5,412
IP license, royalty and other	8,143	7,222

Total revenue	13,999	12,634

Cost of revenue:
Product	642	777
IP license, royalty and other	2,301	2,401
Total cost of revenue	2,943	3,178

Gross profit	11,056	9,456

Operating expenses:
Sales and marketing	6,386	6,941
Research and development	11,408	10,475
General and administrative	3,590	4,728
Amortization of intangible assets	110	-
Total operating expenses	21,494	22,144

Loss from operations	(10,438)	(12,688)
Interest expense	(241)	(909)
Change in value of derivative liability	-	1,538
Other income	(17)	2

Net loss	$(10,696)	$(12,057)

Dividends and beneficial conversion on preferred stock	$-	$(2,208)
Net loss available to common stockholders, basic and diluted	$(10,696)	$(14,265)
Net loss per share available to common stockholders, basic and diluted	$(0.95)	$(1.20)

Shares used in computing net loss per share:
Available to common stockholders, basic and diluted	11,245,913	11,857,879

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	October 31,
	2012	2013

Cash flows from operating activities:
Net loss	$(10,696)	$(12,057)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	711	821
Interest incurred on conversion to preferred stock	-	55
Gain on change in value of derivative liability	-	(1,539)
Amortization of debt discount	-	370
Amortization of intangible assets	110	-
Loss on disposal of property and equipment	17	6
Stock-based compensation	1,680	1,034
Provision for doubtful accounts receivable	31	(8)

Changes in assets and liabilities:
Accounts receivable	(219)	563
Inventory	(188)	63
Prepaid expenses and other assets	(27)	(607)
Accounts payable	(968)	(171)
Accrued expenses	665	(475)
Deferred revenue	435	(199)
Net cash used in operating activities	(8,449)	(12,144)

Cash flows from investing activities:
Purchase of property and equipment	(944)	(333)
Proceeds from sale of property and equipment	15	-
Purchase of held-to-maturity investments	(185)	-
Maturity of held-to-maturity investments	3,570	-
Net cash provided by (used in) investing activities	2,456	(333)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	3,212	87
Proceeds from issuance of preferred stock, net of expenses	-	7,333
Proceeds from issuance of bridge loan	-	550
Proceeds from issuance of debt	3,000	9,719
Repayment of debt	(655)	(4,318)
Net cash provided by financing activities	5,557	13,371

Effect of foreign exchange rate on cash and cash equivalents	(5)	6
Net (decrease) increase in cash and cash equivalents	(441)	900
Cash and cash equivalents, beginning of period	7,336	6,895
Cash and cash equivalents, end of period	$6,895	$7,795